UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2005 (July 18, 2005)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is being filed to correct the members of the Nominating and Governance Committee appointed by the Board of Directors of Overland Storage, Inc. on July 18, 2005. The complete disclosure in Item 8.01 is repeated for convenience, but does not reflect any events occurring after the date of the original filing.

Item 8.01.              Other Events.

On July 18, 2005 the board of directors of Overland Storage, Inc. (the “Company”) appointed the members of its board committees, as follows:

Audit Committee:

Robert A. Degan (Chairman)

Michael Norkus

Scott McClendon

Nominating and Governance Committee:

Michael Norkus (Chairman)

Peter Preuss

Scott McClendon

Compensation Committee:

Peter Preuss (Chairman)

Robert A. Degan

Michael Norkus

The Board of Directors has affirmatively determined that each of Robert A. Degan, Scott McClendon, Michael Norkus and Peter Preuss are independent directors within the meaning of NASD Rule 4200(a)(15), and that each of Robert A. Degan, Michael Norkus and Scott McClendon meet the requirements for independence set forth in SEC Rule 10A-3(b)(l) for audit committee members.

As a result of the reconstitution of the Audit Committee, the Company regained compliance with NASD Rule 4350(d)(2)(A), which requires the audit committee of each Nasdaq issuer to have at least three independent members on its audit committee. On June 22, 2005, the Company received notice from Nasdaq’s Listing Qualifications Department that it was not in compliance with NASD Rule 4350(d)(2)(A) due to the vacancy created by the resignation of John Mutch as a director of the Company effective June 9, 2005. Under NASD Rule 4350(d)(4)(B), the Company had until the earlier of the Company’s next annual shareholders meeting or June 9, 2006 to regain compliance with the requirements of NASD Rule 4350(d)(2)(A). The Company did regain compliance within the permitted grace period, and on July 26, 2005, the Company received written notice from Nasdaq’s Listing Qualifications Department confirming that the Company had regained compliance with NASD Rule 4350(d)(2)(A).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: August 15, 2005	By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Vice President and Chief Financial Officer